Exhibit 16.1
July 27, 2023
Securities and Exchange Commission
100 F Street, N.E. Washington, D.C.
20549

Commissioners:
We have read Item 4.01 of the Current Report on Form 8-K of ARC Document Solutions, Inc. dated July 26, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
Armanino LLP
San Ramon, California